EXHIBIT 5


                                             October 7, 1997



North American Scientific, Inc.
7435 Greenbush Ave.
North Hollywood, CA 91605

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, by North American Scientific, Inc., a Delaware corporation (the "Company"), of 100,000 shares of its Common Stock, $.01 par value per share (the "Shares"), pursuant to the Company's registration statement on Form S-3 of even date herewith (the "Registration Statement"), we hereby advise you that as counsel for the Company we have examined the Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, certain minutes of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

    Based upon such examination, it is our opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the common stock purchase warrants relating thereto, will be, legally issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the heading "Legal Opinion" in the Prospectus of the Company included in the Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

                                             Very truly yours,



                                             D'ANCONA & PFLAUM


                                        By:  /s/ Merrill A. Freed
                                             ----------------------------------
                                                 Merrill A. Freed